Exhibit 99.2

Symyx Technologies Appoints New Director and
Chairperson of Audit Committee

SANTA CLARA, CA, July 28, 2006 — Symyx Technologies, Inc. (Nasdaq: SMMX) today announced that on July 18, 2006, Anthony R. Muller was appointed to the Company’s Board of Directors.  On July 25, 2006, Mr. Muller was appointed as a member and chairperson of Symyx’s three person audit committee.  Mr. Muller currently serves on the Boards of Directors for Webex Communications, Inc. and Silicon Graphics, Inc. Previously, he served as Executive Vice President and Chief Financial Officer of JDS Uniphase Corporation, Senior Vice President and CFO of Micro Focus Group Plc, Senior Vice President Operations and Chief Financial Officer of Centigram Communications Corporation and Chief Financial Officer of Silicon Valley Group. Mr. Muller holds a BA in economics from the University of Pennsylvania and an MBA from Stanford University.

Mr. Muller replaces Martin Gerstel on Symyx’s Board of Directors and audit committee.  Mr. Gerstel resigned on July 18, 2006.  Mr. Gerstel’s resignation was for personal reasons and does not reflect any disagreement with Symyx. On July 26, 2006, subsequent to Mr. Muller’s joining the Board of Directors to replace Mr. Gerstel, Symyx received notice from the Nasdaq Stock Market indicating that during the one week period between Mr. Muller’s appointments to the Board and to the audit committee, Symyx was not in compliance with Marketplace Rule 4350(d)(2)(A), which requires that Symyx’s audit committee be comprised of at least three independent board members.  As a result of Mr. Muller’s appointment to the audit committee on July 25, 2006, the matter was resolved and closed according to Nasdaq. Symyx has been in compliance with Marketplace Rule 4350(d)(2)(A) since July 25, 2006.

About Symyx

Symyx Technologies, Inc. is dedicated to helping customers transform their R&D productivity.  Symyx develops and applies high-throughput research technologies and research software for customers in the pharmaceutical, chemical, energy, electronics and other industries.  Symyx performs research for customers using proprietary technologies to discover new and innovative materials, sells automated high-throughput instrumentation and licenses software for use in customers’ own laboratories, and licenses discovered materials, sensors and intellectual property. Symyx has the largest portfolio of patents in the field of high-throughput materials discovery, with over 310 issued patents and over 370 patent applications on file worldwide. Information about Symyx, including reports and other information filed by Symyx with the Securities and Exchange Commission, is available at www.symyx.com.

For More Information:
Teresa J. Thuruthiyil
Vice President, Investor and Public Relations
Symyx Technologies, Inc.
(408) 773-4075
ir@symyx.com